LOAN NO. 006561

Exhibit 10.25

PROMISSORY NOTE

$7,735,000.00

December 27, 2005

North Charleston, South Carolina

1.

Promise to Pay.

FOR VALUE RECEIVED, the undersigned, COOPER’S POINTE CPGF 22, L.P., a Delaware limited partnership (“Borrower”), promises to pay in lawful money of the United States of America to the order of GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK, a New York corporation (“Lender”), at 707 East Main Street, Suite 1300-A, Richmond, Virginia 23219-3310, or such other place as Lender may designate in writing from time to time, the principal sum of SEVEN MILLION SEVEN HUNDRED THIRTY-FIVE THOUSAND AND 00/100 DOLLARS ($7,735,000.00), with interest from the date hereof on the unpaid principal balance at the rate set forth below.

2.

Interest.

Interest shall accrue on the unpaid principal balance from the date hereof to the Maturity Date (defined below) at a rate of FIVE AND FIFTY-TWO HUNDREDTHS PERCENT (5.52%) per annum.

3.

Payments and Term.

Principal and interest shall be due and payable as follows:

(a)

A payment of all interest to accrue hereon from the Disbursement Date to and including the last day of the month during which the Disbursement Date occurs shall be due and payable on the Disbursement Date.  For purposes hereof, the “Disbursement Date” shall be the date on which disbursement of loan proceeds occurs.

(b)

Monthly payments of principal and interest in the sum of Forty-four Thousand Sixteen and 00/100 Dollars ($44,016.00) each shall be due and payable on the first day of each calendar month, commencing on the first day of the second calendar month following the Disbursement Date and continuing on the first day of each calendar month thereafter to and including the Maturity Date.  The amortization period used to calculate the monthly payments is thirty (30) years, commencing January 1, 2006.

(c)

The entire indebtedness evidenced by this Note, if not sooner paid, shall be due and payable on December 31, 2014 (the “Maturity Date”).

(d)

All payments on account of the indebtedness evidenced by this Note shall be first applied to interest, costs and prepayment fees (if any) and then to principal.  Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

4.

Prepayment.

This Note may be prepaid in full on a scheduled payment date, upon giving Lender thirty (30) days prior written notice, by paying, in addition to the outstanding principal balance at the date of prepayment (plus all accrued interest and other sums due under the terms of the Loan Documents, defined below), a “Prepayment Fee” (herein so called) in accordance with the terms hereof.

(a)

The Prepayment Fee is equal to the greater of:

(i)

One percent (1%) of the principal prepaid (principal outstanding after application of payment due on date of prepayment) at the date of prepayment, or

(ii)

the present value computed on a monthly basis as of the date of prepayment of all future principal and interest payments due under this Note (starting with the first monthly payment due after the prepayment date and including any balloon payments) using the Discount Rate (as defined below) less the principal prepaid.

(b)

As used herein, the following terms shall apply:

(i)

The “Discount Rate” (“DR”) is the rate which when compounded monthly, is equivalent to the Reinvestment Rate (“RR”) (as defined below) when compounded semi-annually.  The DR shall be rounded to the nearest one hundredth of one percent.

For example, if the RR equaled 2.35%, then the DR would equal 2.34%.  This is further defined as:

DR = ((((1+RR/2)^2)^(1/12))-1)*12

(ii)

The “Reinvestment Rate” (“RR”) is the yield in percent per annum of the Treasury Constant Maturity Nominal 10 (“TCM”) that equals the remaining Weighted Average Life (“WAL”) (as defined below) of the Note as published 5 business days prior to the date of prepayment in the Federal Reserve Statistical Release H.15 Selected Interest Rates.   If the remaining WAL of this Note does not equal any of the published TCM’s then the RR will be determined by interpolating linearly between two TCM’s, one having a maturity as close as possible to, but greater than the remaining WAL of this Note and one having a maturity as close as possible to, but less than the remaining WAL of this Note.  The RR shall be rounded to the nearest one hundredth of one percent.

For example, if the remaining WAL of the Note on June 24, 2004 was 1.38 years then the RR would equal 2.35%.  In this example interpolating the 1-year and the 2-year TCM’s arrives at the RR.  On June 24, 2004 the 1-year TCM equaled 2.11% and the 2-year TCM equaled 2.74%.

In the event the Federal Reserve Statistical Release H.15 Selected Interest Rates is discontinued or no longer published, Lender shall, in its sole discretion, designate some other daily financial or governmental publication of national circulation to determine the RR which most nearly corresponds to the yield of the TCM.

(iii)

The “Weighted Average Life” (“WAL”) of the Note is the average number of years that each dollar of unpaid principal due on the Note remains outstanding.  WAL is computed as the weighted-average time to the receipt of all future cash flows, using as the weights the dollar amounts of the principal paydowns.  The WAL shall be rounded to the second decimal place (for example:  1.38).

For example, for a loan with 17 months remaining and principal payments as detailed in Column B in the chart below, the WAL would equal 1.38 years.

A		B		C
Month	X	Principal Payment	=	Weighted Principal Payment
1	X	$4,495	=	$4,495
2	X	$4,521	=	$9,042
3	X	$4,547	=	$13,641
4	X	$4,574	=	$18,295
5	X	$4,600	=	$23,002
6	X	$4,627	=	$27,763
7	X	$4,654	=	$32,579
8	X	$4,681	=	$37,451
9	X	$4,709	=	$42,378
10	X	$4,736	=	$47,361
11	X	$4,764	=	$52,401
12	X	$4,792	=	$57,498
13	X	$4,819	=	$62,653
14	X	$4,848	=	$67,866
15	X	$4,876	=	$73,138
16	X	$4,904	=	$78,469
17	X	$1,577,601	=	$26,819,214
Totals:		$1,652,747		$27,467,245

Column C  =  Column A   X  Column B

WAL = (Total Column C / Total Column B) / 12

No Prepayment Fee shall be due if this Note is prepaid (a) during the ninety (90) days prior to the Maturity Date or (b) in connection with the application of insurance proceeds or any condemnation award as a result of Lender’s election under the Mortgage.

Borrower waives any right of prepayment except as expressly provided herein.

Lender shall notify Borrower of the amount and the basis of determination for the Prepayment Fee, which absent manifest error, shall be conclusive and binding upon Lender and Borrower.

Borrower expressly understands, acknowledges and agrees that (i) the Prepayment Fee is fair and reasonable and represents a reasonable estimate of the fair compensation for the loss that Lender shall sustain due to the early pre-payment of the outstanding principal under the Note, (ii) its agreement to pay the Prepayment Fee is a material inducement to Lender to make the loan, without which inducement Lender would not make the loan and (iii) the Prepayment Fee shall be paid without prejudice to the right of Lender to collect and retain any and all other amounts or charges provided to be paid hereunder or under the other Loan Documents.

Any partial prepayment shall be applied upon payments due hereon in the inverse order of their respective due dates.  Any and all prepayments of the principal amount of this Note, whether voluntary or involuntary, shall be subject to the terms of this paragraph 4, and include receipt by Lender of all or a part of the principal balance and the outstanding interest due pursuant to this Note prior to the date when same is due, irrespective of the source of such payment and irrespective of whether same was paid by the Borrower voluntarily or involuntarily.  Without limiting the generality of the foregoing, prepayment shall include payments from the Borrower, irrespective of whether before or after default, acceleration of the principal balance by virtue of default, and any payment of the principal balance and outstanding interest after the institution of foreclosure proceedings and upon sale in foreclosure.

5.

Restrictions on Transfer and Encumbrance.

Borrower acknowledges and agrees that the Mortgage (as defined and referenced in paragraph 9 below) contains, among other provisions, specific restrictions on the sale, transfer and encumbrance of the property securing this Note and on the ownership interests of Borrower.  Such restrictions are incorporated herein by reference.

6.

Default.

(a)

The occurrence of any one or more of the following shall constitute an “Event of Default” (herein so called) under this Note:

(i)

Failure to make any payment of principal or interest when due hereon, followed by the failure to make such payment within ten (10) days after written notice thereof given to Borrower by Lender; provided, however, that Lender shall not be obligated to give Borrower written notice prior to exercising its remedies with respect to such default if Lender had previously given Borrower during that calendar year a notice of default for failure to make a payment of principal or interest hereon.

(ii)

The occurrence of any other event of default under the Mortgage or any of the other Loan Documents (as defined and referenced in paragraph 9 below).

(b)

Time is of the essence.  Upon the occurrence of an Event of Default under this Note, (i) the entire principal balance hereof and all accrued interest shall, at the option of Lender, without notice, bear interest at a rate from time to time equal to five (5) percentage points over what would otherwise be the Note rate (or the maximum rate permitted by applicable law if that is less) from the date of default until the default is cured, and such rate shall also apply to post judgment interest, and (ii) the entire principal balance hereof and all accrued interest shall immediately become due and payable at the option of Lender, without notice.  Lender’s failure to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default.

(c)

Lender may accept partial payments or payments marked “payment in full” or “in satisfaction” or words to similar effect at any time.  Acceptance of such payments shall not affect or vary the duty of Borrower to pay all obligations when due hereunder, and shall not affect or impair the right of Lender to pursue all remedies available to it hereunder, or under any of the other Loan Documents.

7.

Late Charges.

Borrower acknowledges that, if any payment under this Note is not made when due, Lender will as a result thereof incur costs not contemplated by this Note, the exact amount of which would be extremely difficult or impracticable to ascertain.  Such costs include without limitation processing and accounting charges.  Accordingly, Borrower hereby agrees to pay to Lender with respect to each payment which is not received by Lender within five (5) days of (and including) the date when such payment is due under this Note (i.e. 4 days after the due date) a late charge equal to FIVE PERCENT (5%) of the amount of the payment.  Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the costs Lender will incur by reason of such late payment.  Acceptance of such late charge by Lender shall in no event constitute a waiver of the default with respect to the overdue amount, and shall not prevent Lender from exercising any of the other rights and remedies available to Lender.

8.

Collection Expenses.

If there is a default under this Note and Lender consults an attorney regarding the enforcement of any of its rights under this Note or the Mortgage, or if this Note is placed in the hands of an attorney for collection, or if suit be brought to enforce this Note or the Mortgage, Borrower promises to pay Lender on demand all fees, costs and expenses, including attorneys’ fees, incurred in connection therewith.  Such fees, costs and expenses shall include those incurred with or without suit and those incurred at or in preparation for any trial, appeal or review or in any proceedings under any present or future federal bankruptcy act or state receivership law, and any post-judgment collection proceedings.

9.

Security; Loan Documents.

This Note is secured by, inter alia, a Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Financing Statement (the “Mortgage”) and a separate Assignment of Rents and Leases, both encumbering property (the “Property”) located in Charleston County, South Carolina and more particularly described in the Mortgage.  It is also secured by an Unconditional Guaranty (the “Guaranty”) executed by AIMCO Properties, L.P., a Delaware limited partnership (“Guarantor”).  This Note, the Mortgage, the Guaranty and all other instruments and documents now or hereafter evidencing, guarantying or securing this Note or executed in connection herewith are collectively referred to herein as the “Loan Documents.”

10.

Waiver of Presentment, Etc.

Borrower hereby waives presentment, protest and demand for payment, notice of protest, demand, dishonor and nonpayment of this Note.

11.

Non-Recourse Debt.

(a)

Except as otherwise provided herein and the Environmental Indemnity Agreement of Borrower and Guarantor of even date (the “Environmental Indemnity”), Borrower is hereby released from all personal liability hereunder to the extent such release does not operate to invalidate the lien of the Mortgage.  In the event of foreclosure of the Mortgage or other enforcement of the collection of the indebtedness evidenced by this Note, Lender agrees, and any holder hereof shall be deemed by acceptance hereof to have agreed, not to take a deficiency judgment against Borrower with respect to said indebtedness.

(b)

Notwithstanding paragraph 11(a) above, Borrower and Guarantor, jointly and severally, shall be fully and personally liable to Lender for any and all claims, demands, damages, losses, liabilities, fines, penalties, fees, liens, costs and expenses, including attorneys’ fees suffered or incurred by Lender on account of or in connection with the following (herein the “Partial Recourse Events”):

(i)

waste to the Property or any fraud or willful misrepresentation committed by Borrower;

(ii)

any retention of rental income or other income of the Property collected by Borrower after a default has occurred under this Note and prior to the cure (if any) of such default, to the extent that any such retention is not applied to the operation of the Property (i.e., capital and operating expenses) and the retention of security deposits or other deposits made by tenants which are not paid to tenants when due or transferred to Lender or any other party acquiring the Property at a foreclosure sale or by deed in lieu of foreclosure;

(iii)

all property taxes or assessments accrued prior to Lender’s taking title to the Property, to the extent Lender does not have adequate funds that have been escrowed solely for such purpose to pay such amounts;

(iv)

the removal or failure to replace any personal property or fixtures encumbered by the Mortgage;

(v)

the misapplication of any proceeds under any insurance policies or awards resulting from condemnation or the exercise of the power of eminent domain or by reason of damage or destruction to any portion of the Property or any building or buildings located thereon;

(vi)

Borrower’s failure to maintain hazard, liability or other insurance as required by the Loan Documents; and

(vii)

the presence of any Hazardous Substances (as defined in the Mortgage), including asbestos, on the Property and the breach of any material covenant or material warranty or any material misrepresentation by Borrower under the Mortgage, the Environmental Indemnity or any of the other Loan Documents with respect to Hazardous Substances, and Borrower’s failure to perform any obligations under the Environmental Indemnity.  Borrower shall have no liability for Hazardous Substances which are introduced to the Property subsequent to: (a) the date of a sale of the Property and assumption of the Loan, but only if the transferring Borrower and Guarantor are released from liability in accordance with Section 4.2(g) of the Mortgage, or (b) the date Lender or a third party acquires title to the Property through foreclosure or a deed in lieu of foreclosure (either such dates being referred to as the “Transfer Date”); provided, however, Borrower and Guarantor shall bear the burden of proof that the introduction and initial release of any such Hazardous Substance (x) occurred subsequent to the Transfer Date, (y) did not occur as a result of any action of Borrower or its agents, and (z) did not occur as a result of continuing migration or release of any Hazardous Substance introduced prior to the Transfer Date in, on, under or near the Property.

(c)

Furthermore, notwithstanding paragraph 11(a) above, Borrower and Guarantor, jointly and severally, shall be fully and personally liable to Lender for the full amount due under this Note, including accrued interest and all other amounts due with respect to the Mortgage and all other Loan Documents, and for the promises contained herein and therein, upon the occurrence of any one or more of the following (herein the “Full Recourse Events”):

(i)

there is a “Transfer” as defined in paragraph 4.1 of the Mortgage, except as may be otherwise permitted in the Mortgage; or

(ii)

subordinate financing is placed against the Property, except as may be otherwise permitted in the Mortgage.

(d)

The Partial Recourse Events and the Full Recourse Events are referred to herein together as the “Non-Recourse Exceptions.”  Borrower and Guarantor, jointly and severally, shall be fully and personally liable to Lender for any fees and costs, including attorneys’ fees, incurred in enforcing and collecting any of the Non-Recourse Exceptions.

(e)

The limitation on personal liability in paragraph 11(a) above is not intended and shall not be deemed to constitute a forgiveness of the indebtedness evidenced by this Note or a release of the obligation to repay said indebtedness according to the terms and provisions of this Note, but shall operate solely to limit the remedies otherwise available to the holder hereof for the enforcement and collection of such indebtedness.

(f)

As used in this paragraph, the term “Borrower” includes (i) Borrower (and each of them, if more than one), (ii) all general partners of any Borrower which is a partnership, (iii) all joint venturers of any Borrower which is a joint venture, and (iv) each individual of any Borrower that is comprised of individuals.  The personal liability under this Note of all persons included within the term “Borrower” shall be joint and several.

(g)

The provisions of this paragraph shall control over any conflicting provisions of this Note, the Mortgage and any of the other Loan Documents.  However, nothing contained in this paragraph shall affect Lender’s ability to maintain any action against Borrower, or to obtain any judgment necessary to realize upon the Mortgage or any other security for this Note.

12.

Limitation on Interest and Loan Charges.

Interest, fees and charges collected or to be collected in connection with the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any applicable law.  If any such law is interpreted so that said interest, fees and/or charges would exceed any such maximum and Borrower is entitled to the benefit of such law, then:  (A) such interest, fees and/or charges shall be reduced by the amount necessary to reduce the same to the permitted maximum; and (B) any sums already collected from Borrower which exceeded the permitted maximum will be refunded.  Lender may choose to make the refund either by treating the payments, to the extent of the excess, as prepayments of principal or by making a direct payment to Borrower.  No Prepayment Fee shall be assessed on prepayments under this paragraph.  The provisions of this paragraph shall control over any inconsistent provision of this Note or the Mortgage or any other document executed in connection with the indebtedness evidenced hereby.

13.

Governing Law.

This Note shall be construed, enforced and otherwise governed by the laws of the State of South Carolina.

14.

Lender.

As used herein, the term “Lender” shall mean holder and owner of this Note.

15.

Notices.

All notices delivered hereunder shall be delivered in accordance with the terms and conditions of the Mortgage.

16.

Waiver of Jury Trial.

LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS NOTE.  BORROWER ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S EXTENDING CREDIT TO MAKER THAT THE LENDER WOULD NOT HAVE EXTENDED CREDIT WITHOUT THIS JURY TRIAL WAIVER, THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER TO UNDERSTAND THE LEGAL EFFECT OF THIS WAIVER, AND NO WAIVER OR LIMITATION OF LENDER’S RIGHTS UNDER THIS PARAGRAPH SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON LENDER’S BEHALF.

Borrower acknowledges that the above paragraph has been expressly bargained for by Lender as part of the loan evidenced hereby and that, but for Borrower’s agreement and the agreement of any other person liable for payment hereof thereto, Lender would not have extended the loan for the term and with the interest rate provided herein.

17.

Waiver of Appraisal.

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty (30) days after the sale of the Property apply to the court for an order of appraisal.  The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction.  THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS, WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE INDEBTEDNESS REGARDLESS OF ANY APPRAISED VALUE OF THE PROPERTY.

Borrower acknowledges that the above paragraph has been expressly bargained for by Lender as part of the loan evidenced hereby and that, but for Borrower’s agreement and the agreement of any other person liable for payment hereof thereto, Lender would not have extended the loan for the term and with the interest rate provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Note on the day and year first above written.

COOPER’S POINTE CPGF 22, L.P., a Delaware limited partnership

By:

CPGF 22 Cooper’s Pointe GP, L.L.C., a South Carolina limited liability company, its general partner

By:

Century Properties Growth Fund XXII, A California limited partnership, its sole member

By:

Fox Partners IV, a California general partnership, its general partner

By:

Fox Capital Management Corporation, a California corporation, its managing partner

By:/s/ Patti K. Fielding

Patti K. Fielding, Executive Vice President and Treasurer